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                        November 14, 2022

       Daniel Hood
       General Counsel
       Achilles Therapeutics plc
       245 Hammersmith Road
       London W6 8PW

                                                        Re: Achilles
Therapeutics plc
                                                            Registration
Statement on Form F-3
                                                            Filed November 8,
2022
                                                            File No. 333-268239

       Dear Daniel Hood:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Jimmy
McNamara at 202-551-7349 with any questions.




                        Sincerely,


                        Division of Corporation Finance

                        Office of Life Sciences
       cc:                                              Seo Salimi